Exhibit 99.4

CHARTER OF THE COMPENSATION COMMITTEE OF

CITIUS ONCOLOGY, INC.

Membership

The Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Citius Oncology, Inc. (the “Company”), is established pursuant to Section [ ] of the bylaws of the Company, and shall consist of two or more directors. All Committee members must meet the requirements of the listing standards of the NASDAQ Stock Market (subject to any applicable exceptions permitted under such listing standards) and any other applicable laws, rules and regulations governing independence. In particular, except as otherwise permitted by the rules of the NASDAQ Stock Market, each Committee member (a) must be independent as defined in such stock exchange’s rules, and (b) must not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof (other than in his or her capacity as a member of the Board, the Compensation Committee or any other Board committee). At least two members of the Committee also shall qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The members of the Committee and chairperson shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating primarily to the review, determination and execution of the Company’s compensation philosophy and of executive compensation. Except as otherwise required by applicable laws, regulations or listing standards, or as set forth in this Charter, all major decisions are to be considered by the Board as a whole.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

● To establish and to recommend to the Board for approval, and thereafter to review, the Company’s overall board and management compensation philosophy and policy to ensure that the Company provides appropriate rewards and incentives for the Company’s directors, management and employees.

● To review the competitive position of the Company’s cash-based and equity-based compensation plans and other programs of the Company relating to compensation and benefits.

● To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”) and the Chairperson and recommend those to the Board for approval, evaluate at least annually the CEO’s and the Chairperson’s performance in light of those goals and objectives, and determine and approve the CEO’s and the Chairperson’s compensation levels based on this evaluation and to recommend such levels to the Board for approval. Neither the CEO nor the Chairperson can be present during any voting or deliberations by the Committee on his or her compensation.

● To review and approve the compensation of all other executive officers (as that term is defined in NASDAQ Rule 5605(a)).

● To review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommend such plans for approval by the shareholders of the Company, including any amendments to or termination of such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted. The Committee shall determine the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan, and recommend to the Board such awards or equity grants proposed to be made. Upon Board approval, the Committee may delegate to the CEO the power to grant awards to employees of the Company who are not directors or executive officers of the Company.

● To review, approve and, when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO, the Chairperson and other executive officers, including any amendments to or termination of such agreements, arrangements or plans.

● To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

● To ensure the Company’s reasonably-prompt recovery of any incentive compensation from current and former executive officers erroneously awarded incentive-based compensation (as defined by NASDAQ Rule 5608) under the Company’s Compensation Recovery Policy.

● To oversee compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans.

● To review director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

● To review and approve compensation disclosures required by the rules of the Securities and Exchange Commission to be included in the Company’s Annual Report on 10-K or proxy statement.

● To perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate or as required by law or regulation.

● The Committee may form, and delegate authority to, subcommittees consisting of one or more members of the Committee. Each subcommittee shall have the full power and authority of the Committee as to the matters delegated to it.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter. When determining any peer group or other set of comparable companies and positions for purposes of executive compensation, the Committee shall seek the input of executive management for their knowledge of the Company’s industry and competition and the expertise and experience necessary for the Company’s executive officers.

In retaining or seeking advice from compensation consultants, outside counsel and other advisors, the Committee must take into consideration the factors specified in NASDAQ Listing Rule 5605(d)(3)(D). The Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors. The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation shall not be retained by the Company for any compensation or other human resource matters.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate or as required by this Charter. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board as may be set out in the Bylaws.

The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO, the Chairperson and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

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Approved by the Committee and the Board on [  ], 2024.

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